Exhibit 99.1

Newtek Business Services Reports Pretax Income of $834 thousand for the First Quarter 2011; an Improvement of $1.7 million Over the First Quarter 2010

New York, N.Y. – May 11, 2011 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.thesba.com), The Small Business Authority, a provider of business services and financial products to the small- and medium-sized business market, reported today its financial results for the quarter ended March 31, 2011.

First Quarter 2011 Overview

•	The Company had consolidated pretax income of $834 thousand; an increase of $1.7 million from the loss of $(874) thousand in the same quarter in the prior year.

•	The Company had consolidated net income of $509 thousand; an increase of $976 thousand over its consolidated net loss of $(467) thousand for the first quarter of 2010.

•	Total revenues increased by $4.6 million to $30.5 million, or 18%, from $25.9 for the quarter ended March 31, 2010.

•	The Small business finance segment closed $23 million of SBA loans and had pretax income of $1.3 million as compared to a pretax loss of $(110) thousand for the first quarter of 2010.

•	Electronic payment processing and Managed technology solutions segments’ pretax income increased 11% and 32%, respectively over the first quarter of 2010.

•	EBITDA for the three core business segments increased by 57% over the first quarter of 2010.

Barry Sloane, Chairman, President and Chief Executive Officer of Newtek Business Services, Inc. said, “We are happy to report our positive earnings and that we are continuing on the trend established last year. Another profitable quarter from Small business finance and a continuation of positive results from Electronic payment processing and our Managed technology solutions segments are improving our net income, cash flow and balance sheet every day. We see these trends continuing despite a tepid economic landscape that is fraught with the reality that government (Federal, state and local) will live up to their fiscal responsibility and de-lever themselves. This de-levering is to be accomplished primarily through spending reductions and possibly some tax increases which will reduce growth and cash flow in the near term for small and independent business owners. We will compete and continue to attempt to outperform the market by innovating and offering our clients true value in state of the art products and services. We are maintaining our full year 2011 consolidated mid-point guidance of $2.8 million in pretax net income.”

First Quarter 2011 Financial Results

For the quarter ended March 31, 2011, the Company had consolidated pretax income of $834 thousand, compared to a consolidated pretax loss of $(874) thousand in the first quarter of 2010, an improvement of $1.7 million. The Company reported consolidated net income of $509 thousand or $0.01 per share for the period, compared to a consolidated net loss of $(467) thousand, or $(0.01) per share for the same period in 2010.

For the quarter ended March 31, 2011, total consolidated revenue increased $4.6 million, or 18%, to $30.5 million compared to $25.9 million in the same period of 2010. Total revenue from the three core business service segments (Electronic payment processing, Managed technology solutions and Small business finance) increased to $30.0 million, or by 20%, in the first quarter of 2011 compared with $24.9 million for the same period in 2010. These three segments represented approximately 98% and 96% of total revenue for 2011 and 2010, respectively.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest expense, taxes, depreciation and amortization. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. Newtek compensates for these limitations by relying primarily on its GAAP results supplemented by EBITDA.

First Quarter 2011 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Seth Cohen, Chief Financial Officer, today, Wednesday, May 11, 2011 at 4:15 p.m. ET. The live conference call can be accessed by dialing (760) 666-3611 (domestic) or (877) 303-6993 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (706) 645-9291 (domestic) or (800) 642-1687 (international) and entering passcode 64506652. Both web-based and telephonic replays will be available through May 15, 2011.

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the NewtekTM brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the NewtekTM brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek Business Services, The Small Business Authority, provides the following products and services:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.thesba.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@thesba.com

Public Relations Contact:

Rubenstein Public Relations, Inc.

Liz Petrova

212-843-9335

lpetrova@rubensteinpr.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(In Thousands, except for Per Share Data)

	2011	2010

Operating revenues	$30,523	$25,853

Net change in fair value of:
SBA loans	(1,172)	979
Credits in lieu of cash and notes payable in credits in lieu of cash	75	161

Total net change in fair value	(1,097)	1,140

Operating expenses:
Electronic payment processing costs	17,096	15,875
Salaries and benefits	5,185	4,993
Interest	1,055	1,267
Depreciation and amortization	1,030	1,256
Provision for loan losses	13	453
Other general and administrative costs	4,213	4,023

Total operating expenses	28,592	27,867

Income (loss) before income taxes	834	(874)
(Provision) benefit for income taxes	(356)	297

Net income (loss)	478	(577)

Net loss attributable to non-controlling interests	31	110

Net income (loss) attributable to Newtek Business Services, Inc.	$509	$(467)

Weighted average common shares outstanding - basic	35,676	35,648

Weighted average common shares outstanding - diluted	36,196	35,648

Earnings (loss) per share - basic and diluted	$0.01	$(0.01)

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2011 AND DECEMBER 31, 2010

(In Thousands, except for Per Share Data)

	March 31, 2011	December 31, 2010
	Unaudited
ASSETS
Cash and cash equivalents	$13,851	$10,382
Restricted cash	7,686	10,747
Broker receivable	4,081	12,058
SBA loans held for investment, net (includes $18,310 and $19,092, respectively, related to securitization trust VIE )	22,674	23,742
SBA loans held for investment, at fair value (includes $3,312 and $0, respectively, related to securitization trust VIE )	5,272	2,310
Accounts receivable (net of allowance of $295 and $193, respectively)	10,813	9,990
SBA loans held for sale, at fair value	5,559	1,014
Prepaid expenses and other assets, net (includes $829 and $866, respectively, related to securitization trust VIE)	8,350	7,809
Servicing asset (net of accumulated amortization and allowances of $5,349 and $5,189, respectively)	2,426	2,225
Fixed assets (net of accumulated depreciation and amortization of $15,213 and $14,719, respectively)	3,081	3,210
Intangible assets (net of accumulated amortization of $12,256 and $11,881, respectively)	2,385	2,753
SBA loans transferred, subject to premium recourse ($14,576 and $21,212 at fair value)	16,932	31,189
Credits in lieu of cash	29,003	35,494
Goodwill	12,092	12,092

Total assets	$144,205	$165,015

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$10,096	$10,321
Notes payable (includes $14,466 and $15,104, respectively, related to securitization trust VIE)	28,001	28,053
Deferred revenue	1,764	1,768
Liability on SBA loans transferred, subject to premium recourse	16,487	30,783
Notes payable in credits in lieu of cash	29,003	35,494
Deferred tax liability	2,846	3,002

Total liabilities	88,197	109,421

Commitments and contingencies
Equity:
Newtek Business Services, Inc. stockholders’ equity:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, 36,701 issued; 35,716 and 35,666 outstanding, respectively, not including 83 shares held in escrow)	734	734
Additional paid-in capital	57,530	57,650
Accumulated deficit	(2,927)	(3,436)
Treasury stock, at cost (985 and 1,035 shares, respectively)	(604)	(663)

Total Newtek Business Services, Inc. stockholders’ equity	54,733	54,285
Non-controlling interests	1,275	1,309

Total equity	56,008	55,594

Total liabilities and equity	$144,205	$165,015